Exhibit 99.1
Brocade and Foundry Networks Announce Signing of Amendment to Definitive
Agreement for Acquisition of Foundry by Brocade
Friday November 7, 6:32 pm ET
Foundry to reschedule special meeting of stockholders
SAN JOSE and SANTA CLARA, Calif., Nov. 7 /PRNewswire-FirstCall/ — Brocade® (Nasdaq: BRCD — News) and Foundry Networks®, Inc. (Nasdaq: FDRY — News) today announced that they have signed an amendment to the definitive agreement, which provides for the acquisition of the outstanding shares of Foundry Networks by Brocade. Under the revised terms, Foundry stockholders would be entitled to receive $16.50 per share in an all-cash transaction at the closing of the deal, as previously announced by the companies on Oct. 29, 2008. In addition, Foundry stockholders may receive the proceeds of the sale of Foundry’s portfolio of auction rate securities — up to approximately $50 million in the aggregate — calculated on a fully diluted basis based on the treasury stock method, if Foundry is successful in liquidating its portfolio of these securities prior to the close of the acquisition. It is anticipated that such amount, if any, would be distributed shortly before the closing of the acquisition through a dividend to Foundry stockholders.
Brocade expects to finance the acquisition from various financing sources, including cash on hand at both companies and the net proceeds from a $1.1 billion term loan facility which has already been deposited into a restricted Brocade custody account pending the closing of the acquisition of Foundry and other customary release conditions.
“We are excited about this transaction and believe that the combination will provide a number of strategic and financial benefits that we expect will be well-received by the customers of both companies,” said Mike Klayko, CEO of Brocade. “This will help to solidify Brocade’s position as a proven, high-performance networking leader for today’s most demanding, data-intensive organizations.”
The two companies originally entered into an agreement on July 21, 2008. The revised agreement has been approved by the boards of directors of Brocade and Foundry, and the board of directors of Foundry has unanimously recommended that Foundry stockholders vote in favor of the revised transaction. Foundry stockholders must also vote on the revised agreement in a special meeting currently expected to be held in December 2008. Pending Foundry stockholder approval, the companies expect to close the transaction in late December 2008, subject to the satisfaction of customary terms and conditions.
Foundry Special Stockholder Meeting
Foundry also announced today that its special stockholder meeting scheduled for Friday, November 7, 2008 at 4:00 p.m. Pacific Time will be cancelled and rescheduled for a later date. The new date for the special stockholder meeting has not been set by Foundry but is currently expect to be set for December 2008. A notice of the new date for the special meeting of stockholders and revised proxy statement materials regarding the revised transaction will be sent to Foundry stockholders in advance of the rescheduled special stockholder meeting. In addition, Foundry has set a new record date of November 7, 2008 for the special meeting of stockholders to vote on the adoption of the revised merger agreement.
Additional information related to the revised merger agreement can be found in the Form 8-K that Brocade expects to file shortly.
Cautionary Statement
This press release contains statements that are forward-looking in nature, including statements regarding the anticipated benefits of the acquisition, the timing of future stockholder communication and meetings, conditions remaining to be completed for the expected close of the proposed transaction, the ability of Foundry to sell its auction rate securities, and funding for the acquisition. These statements are based on current expectations on the date of this press release and involve a number of risks and uncertainties. The risks include, but are not limited to, the risk that the transaction under the amended terms and conditions may not close; the possibility that expected synergies and cost savings will not be obtained; the difficulty of integrating the business, operations and employees of the two companies; unanticipated developments in the market for enterprise and service provider networking and data centers and related products and services; and whether a market for auction rate securities exists or will exist prior to the close of the acquisition and at what price such securities could or will be sold. Neither Brocade nor Foundry assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise.
About Brocade
Brocade is a leading provider of data center networking solutions that help organizations connect, share, and manage their information in the most efficient manner. Organizations that use Brocade products and services are better able to optimize their IT infrastructures and ensure compliant data management. For more information, visit the Brocade Web site at http://www.brocade.com or contact the company at info@brocade.com.
About Foundry Networks
Foundry Networks, Inc. is a leading provider of high-performance enterprise and service provider switching, routing, security and Web traffic management solutions, including Layer 2/3 LAN switches, Layer 3 Backbone switches, Layer 4-7 application switches, wireless LAN and access points, metro routers and core routers. Foundry’s customers include the world’s premier ISPs, metro service providers, and enterprises, including e-commerce sites, universities, entertainment, health and wellness, government, financial and manufacturing companies. For more information about the company and its products, call 1.888.TURBOLAN or visit http://www.foundrynet.com.
Additional Information

In connection with the proposed transaction, Foundry will be filing a revised proxy statement with the SEC. Investors and security holders are urged to read the revised proxy statement when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain free copies of this (when available) and other documents filed with the SEC at the SEC’s web site at http://www.sec.gov and by contacting Brocade Investor Relations at (408) 333-8000 or Foundry Investor Relations at (408) 207-1399. Investors and security holders may obtain free copies of the documents filed with the SEC on Brocade’s website at http://www.brcd.com or Foundry’s website at http://www.foundrynet.com/company/ir/ or the SEC’s website at http://www.sec.gov.
Foundry and its directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Foundry in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the proposed transaction will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Foundry is also included in Foundry’s proxy statement for its 2008 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2008.
Brocade is a registered trademark and the Brocade B-wing symbol, DCX, and DCF are trademarks of Brocade Communications Systems, Inc., in the United States and/or in other countries. All other brands, products, or service names are or may be trademarks or service marks of, and are used to identify, products or services of their respective owners.

Contacts: Brocade Public Relations John Noh Tel: 408-333-5108 jnoh@brocade.com	Brocade Investors Relations Alex Lenke Tel: 408-333-6758 alenke@brocade.com

Foundry Networks Chief Financial Officer Dan Fairfax 408.207.1700 dfairfax@foundrynet.com	Foundry Networks Treasurer Michael Iburg 408.207.1305 miburg@foundrynet.com

FD Investor Relations Jason Golz 415.293.4411 jason.golz@fd.com